UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2016

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-8899, 333-148108, 333-175171	59-0940416
(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b) Effective May 5, 2016, Beatrice Lafon resigned from her position as the Chief Executive Officer of Claire’s Stores, Inc. (the “Company”), and from the Company’s Board of Directors. In connection with her resignation, Ms. Lafon will be entitled to benefits provided for under her Employment Agreement with Claire’s Stores, Inc., dated April 2, 2014, in the case of a termination without cause. Her resignation from the Board was not due to any disagreement with the Company known to any executive officer of the Company on any matter relating to the Company’s operations, policies or practices.

(c) On May 5, 2016, the Company announced the appointment of Ron Marshall as Chief Executive Officer. Mr. Marshall has previously served and will continue to serve as a member of the Board of Directors of the Company; however, he will no longer serve on the Audit Committee of the Board.

Mr. Marshall has served as a member of the Company’s Board of Directors since December 2007. Mr. Marshall has served as President and Chief Executive Officer of The Great Atlantic & Pacific Tea Company, a supermarket store chain, from February 2010 through July 2010. From January 2009 until January 2010, Mr. Marshall was President and Chief Executive Officer, and director of Borders Group Inc., a national bookseller. In February 2011, Border’s Group filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, which was converted to a liquidation in December 2011. From 1998 to 2006, Mr. Marshall served as Chief Executive Officer of Nash Finch Company, a U.S. wholesale food distributor, and was a member of its Board of Directors. Prior to joining Nash Finch, Mr. Marshall served as Chief Financial Officer of Pathmark Stores, Inc., a supermarket store chain, Dart Group Corporation, owner of retail discount stores, Barnes & Noble Bookstores, Inc., NBI’s The Office Place, an office supplies retailer, and Jack Eckerd Corporation, a drug store chain. Mr. Marshall has also been a principal of Wildridge Capital Management, an investment and advisory firm, since 2006. Mr. Marshall is a certified public accountant.

Mr. Marshall is not party to any transactions with the Company required to be disclosed by Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Executive Officer, Mr. Marshall and the Company entered in an employment agreement dated as of May 5, 2016 (the “Employment Agreement”). Pursuant to the terms thereof, Mr. Marshall will receive an annual base salary of $900,000 and, in lieu of participation in 2016 and subsequent years in the Company’s annual bonus incentive plan, an option for 200,000 shares of the common stock of Claire’s, Inc. (“Parent”), the corporate parent of the Company, that will be immediately vested upon grant. In addition, Mr. Marshall will also be granted 600,000 options that will vest at the rate of 25% per year subject to continued employment.

In the event Mr. Marshall’s employment is terminated by the Company without cause or by him for good reason, Mr. Marshall would also be entitled to receive a severance payment equal to 12 months of his base salary and reimbursement for premiums for continued health benefits for the length of the severance period.

Mr. Marshall is also subject to customary restrictive covenants, such as non-competition, non-solicitation and non-disclosure, during his employment and for the greater of the period during which Mr. Marshall receives severance payments or a period of 12 months following the termination of his employment.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Employment Agreement dated as of May 5, 2016 between Claire’s Stores, Inc. and Ron Marshall

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: May 5, 2016	By:	/s/ J. Per Brodin
J. Per Brodin
Executive Vice President and Chief Financial Officer

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